NORWEST
CORPORATION

December 6, 2011

File #: 08-3256

Golden Queen Mining Company Ltd.
6411 Imperial Avenue
Vancouver, British Columbia
Canada, V7W 2J5

Re: Golden Queen Mining Company Ltd. (the "Company")
Registration Statement on Form S-1 (the "Registration Statement")

I refer to the report entitled "Technical Report – Soledad Mountain Project" dated January 23, 2008 and the report entitled "Soledad Mountain Feasibility Study" dated May 2, 2011 (the "Reports") as referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the relevant portions of the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form S-1, and any amendment thereto, including post-effective amendments.

Yours sincerely,

NORWEST CORPORATION

Sean Ennis, P. Eng., P.E.
Vice President, Mining

1830, 1066 W Hastings Street · Vancouver, BC CANADA V6E 3X2 · Telephone (604) 602-8992 · Fax (604) 602-8951 · www.norwestcorp.com
VANCOUVER / CALGARY / SALT LAKE CITY / DENVER / GRAND JUNCTION / CHARLESTON / NEWCASTLE NSW